Exhibit 99.1

Ares Commercial Real Estate Corporation Originates
$339 Million of New Loans in December 2013

Year-End Principal Lending Portfolio Totals More Than $1.0 Billion

CHICAGO, IL — January 7, 2014—Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that in December 2013 it originated six new loans for its principal lending portfolio totaling $339 million of aggregate commitments with $258 million of aggregate initial funding.

Approximately 60% of the loans closed in December were collateralized by multifamily properties, including a $125 million first mortgage and mezzanine financing for the acquisition of an apartment building located on the Upper West Side of New York City. The remaining loans were secured by office and industrial properties, including a class A office tower located in Dallas, Texas. All six loans pay floating rates of interest based on LIBOR, consistent with ACRE’s objective to match fund primarily floating rate-based assets with primarily floating rate-based liabilities. Three of the six commitments were made to existing ACRE sponsors.

“We ended 2013 with a very productive December,” said Todd Schuster, Co-CEO and President of ACRE. “Our direct origination platform continues to provide opportunities with attractive risk-adjusted returns as we build our predominantly senior, floating rate portfolio of loans backed by stable cash flowing property types such as multifamily and office.”

“Given the attractive financing we received in our November CMBS transaction coupled with our capital deployment in December, we believe ACRE’s balance sheet is well positioned heading into 2014,” added Tae-Sik Yoon, Chief Financial Officer of ACRE.

In 2013,  ACRE originated or co-originated 22 new commitments for its principal lending portfolio totaling $875 million in aggregate commitments and $761 million in principal outstanding, with 90% of these commitments structured as senior loans and 85% collateralized by multifamily or office properties.

ACRE’s principal lending portfolio totaled approximately $1.05 billion in outstanding principal at December 31, 2013 with 91% comprised of senior loans and 94% of the portfolio paying floating rates of interest based on LIBOR.  The portfolio is comprised of loans secured by multifamily and office, representing 49% and 40% of the portfolio, respectively, and retail and industrial properties, representing 6% and 5%, respectively. The portfolio remains geographically diverse across the United States with 21% in the Southeast, 13% in the West, 18% in the Midwest, 24% in the Southwest and 24% in the Mid Atlantic.

Additionally, ACRE Capital LLC, a subsidiary of ACRE, rate locked eight loans resulting in approximately $30 million of aggregate loan commitments for the fourth quarter of 2013.

“We have made great progress in repositioning the ACRE Capital platform during our first full quarter of owning the business,” said Mr. Schuster. “Although many of these accomplishments have not yet translated into our origination activity, important developments such as the recent hiring of a quality team to expand our FHA origination capability should enhance the business going forward.  Our ability to structure, service and provide a wide array of financing solutions remains a key differentiator, which is being recognized by our borrowers and some of the most talented professionals in our industry. This is an exciting time for both ACRE and ACRE Capital.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that provides principal lending, mortgage banking and servicing of commercial real estate loans. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides a broad offering of flexible financing solutions for commercial real estate owners and operators in the middle market. Ares Commercial Real Estate Corporation has elected to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $68 billion in committed capital under management as of September 30, 2013. For more information, please visit www.arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Commercial Real Estate Corporation
Carl Drake

404-814-5204